Exhibit 99.1

ALTRIA REPORTS 2022 FOURTH-QUARTER AND FULL-YEAR RESULTS;
PROVIDES 2023 FULL-YEAR EARNINGS GUIDANCE; ANNOUNCES NEW $1 BILLION SHARE REPURCHASE PROGRAM

RICHMOND, Va. - February 1, 2023 - Altria Group, Inc. (NYSE: MO) today reports our 2022 fourth-quarter and full-year business results and provides our guidance for 2023 full-year adjusted diluted earnings per share (EPS).
“It was an exciting year for Altria as our businesses delivered strong financial performance, and we continued to strategically invest toward our Vision,” said Billy Gifford, Altria’s Chief Executive Officer. “We generated strong adjusted diluted EPS growth of 5% and made meaningful progress in several areas of our smoke-free portfolio.”

“Our plans for 2023 include a continuation of our strategy to balance earnings growth and shareholder returns with strategic investments toward our Vision. We expect to deliver 2023 full-year adjusted diluted EPS in a range of $4.98 to $5.13, representing a growth rate of 3% to 6% from a base of $4.84 in 2022.”

Altria Headline Financials[1]

($ in millions, except per share data)	Q4 2022	Change vs. Q4 2021	Full Year 2022	Change vs. Full Year 2021
Net revenues	$6,111	(2.3)%	$25,096	(3.5)%
Revenues net of excise taxes	$5,083	(0.1)%	$20,688	(2.0)%

Reported tax rate	0.5%	(28.3) pp	22.0%	(13.3) pp
Adjusted tax rate	25.0%	(0.5) pp	24.9%	(0.2) pp

Reported diluted EPS[2]	$1.50	70.5%	$3.19	100%+
Adjusted diluted EPS[2]	$1.18	8.3%	$4.84	5.0%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information.
2 “EPS” represents diluted earnings (losses) per share attributable to Altria.

As previously announced, a conference call with the investment community and news media will be webcast on February 1, 2023 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts.

6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders and Capital Markets Activity
Share Repurchase Program
•We completed our previously authorized $3.5 billion share repurchase program. In the fourth quarter, we repurchased 8.3 million shares at an average price of $45.09, for a total cost of $374 million. For the full year, we repurchased 38.1 million shares at an average price of $47.83, for a total cost of $1.8 billion.
•Our Board of Directors (Board) authorized a new $1 billion share repurchase program, which we expect to complete by December 31, 2023. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of our Board.
Dividends
•We paid dividends of $1.7 billion in the fourth quarter and $6.6 billion for the full year.
•We maintain our long-term objective of a dividend payout ratio target of approximately 80% of our adjusted diluted EPS. Future dividend payments remain subject to the discretion of our Board.
Capital Markets Activity
•We expect to retire approximately $1.3 billion of notes coming due later this month with available cash.

Macroeconomic and Geopolitical Conditions Impacting Our Businesses
Impact on Tobacco Business Operations
•In 2022, our businesses were not materially impacted by increased costs resulting from global supply chain challenges and high inflation.
Impact on Adult Tobacco Consumers (ATCs)
•In 2022, we believe high rates of inflation impacted ATC behaviors, discretionary income and spending. As a result, our businesses and the industry experienced elevated volume declines, and we observed accelerated share growth in discount cigarettes. Despite these factors, our leading tobacco brands remained resilient and we continued to observe significant brand loyalty in the tobacco space overall.

Philip Morris Capital Corporation Update
•As of December 31, 2022, we completed the wind-down of Philip Morris Capital Corporation (PMCC) and no finance assets remain.

Environmental, Social and Governance (ESG)
Our Corporate Responsibility Focus Areas are: (i) reduce the harm of tobacco products, (ii) prevent underage use, (iii) protect the environment, (iv) drive responsibility through our value chain, (v) support our people and communities and (vi) engage and lead responsibly. Our corporate responsibility reports are available on the Corporate Responsibility section of www.altria.com.
•Our responsibility efforts and recognitions from 2022 include the following:
◦We recently announced that we will conduct an equity and civil rights assessment (Assessment). The Assessment follows last year’s passage of a shareholder proposal recommending Altria commission a civil rights equity audit and seeks to address feedback received from recent robust shareholder engagement. We believe the Assessment will identify opportunities to accelerate progress toward our 2025 Corporate Responsibility focus area goals, enhance stakeholder alignment and promote transparency.
◦Continued to support efforts to reduce youth tobacco use. Today, underage use of conventional tobacco products is at the lowest levels in a generation. The 2022 Monitoring the Future (MTF) study estimates youth smoking rates to be 2.1%, a nearly 93% reduction from its 1997 peak of 28.3%. Prevalence of past 30-day nicotine vaping among youth is 13.8% in 2022 versus its 2019 peak of 18.1%. MTF surveys 8th, 10th and 12th graders. Rates reported are for 8th, 10th and 12th graders combined.

◦Continued to demonstrate environmental leadership with recognition from CDP Global, a non-profit that runs a global disclosure system on managing environmental impact, for addressing climate change (A-) and protecting water security (A-), and improved our rating for addressing the drivers of deforestation (B).
◦For the fourth consecutive year, we were chosen as one of the “Best-of-the-Best” Corporations for Inclusion by the National Business Inclusion Consortium. The Best-of-the-Best designation honors corporations for their commitment to America’s diverse employees and business owners.

2023 Full-Year Guidance
We expect our 2023 full-year adjusted diluted EPS to be in a range of $4.98 to $5.13, representing a growth rate of 3% to 6% from an adjusted diluted EPS base of $4.84 in 2022. While the 2023 full-year adjusted diluted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. We will continue to monitor conditions related to (i) the economy, including the impact of high inflation, rising interest rates and global supply chain disruptions, (ii) ATC dynamics, including disposable income, purchasing patterns and adoption of smoke-free products, and (iii) regulatory and legislative developments.
Our 2023 full-year adjusted diluted EPS guidance range includes planned investments in support of our Vision, such as (i) continued smoke-free product research, development and regulatory preparation expenses, (ii) enhancement of our digital consumer engagement system and (iii) marketplace activities in support of our smoke-free products. The guidance range also includes lower expected net periodic benefit income due to market factors, including higher interest rates, and the impact of the 2022 completion of the PMCC wind-down.
We expect our 2023 full-year adjusted effective tax rate will be in a range of 24.5% to 25.5%. We also expect our 2023 capital expenditures to be between $175 million and $225 million and 2023 depreciation and amortization expenses of approximately $230 million.
Our full-year adjusted diluted EPS guidance range and full-year forecast for our adjusted effective tax rate exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, acquisition-related and disposition-related costs, equity investment-related special items (including any changes in fair value of our equity investment recorded at fair value and any changes in the fair value of related warrants and preemptive rights), certain income tax items, charges associated with tobacco and health and certain other litigation items, and resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the MSA (such dispute resolutions are referred to as NPM Adjustment Items). See Table 1 below for the income and expense items for the full-year 2022.
Our management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on our reported diluted EPS or our reported effective tax rate because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, we do not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, our adjusted diluted EPS guidance or our adjusted effective tax rate forecast.

ALTRIA GROUP, INC.
See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
Fourth Quarter
•Net revenues decreased 2.3% to $6.1 billion, primarily driven by lower net revenues in the smokeable products segment. Revenues net of excise taxes were essentially unchanged at $5.1 billion.
•Reported diluted EPS increased 70.5% to $1.50, primarily driven by favorable income tax items, 2021 Cronos-related special items, higher reported operating companies income (OCI), 2021 ABI-related special items, fewer shares outstanding and favorable interest expense, partially offset by 2022 changes in the estimated fair value of our investment in JUUL (including the corresponding adjustment for a tax valuation allowance).
•Adjusted diluted EPS increased 8.3% to $1.18, primarily driven by higher adjusted OCI, fewer shares outstanding and favorable interest expense.
Full Year
•Net revenues decreased 3.5% to $25.1 billion, primarily driven by the sale of our former Ste. Michelle wine business in October 2021 and lower net revenues in the smokeable products segment. Revenues net of excise taxes decreased 2.0% to $20.7 billion.
•Reported diluted EPS increased 100%+ to $3.19 primarily driven by lower reported losses from our investment in ABI (due primarily to a lower impairment of our investment in ABI), favorable income tax items, 2021 losses on early extinguishment of debt, lower losses from Cronos-related special items, higher reported OCI, fewer shares outstanding and favorable interest expense, partially offset by 2022 changes in the estimated fair value of our investment in JUUL (including the corresponding adjustment for a tax valuation allowance).
•Adjusted diluted EPS increased 5.0% to $4.84, primarily driven by fewer shares outstanding, higher adjusted OCI and favorable interest expense.

Table 1 - Altria’s Adjusted Results

	Fourth Quarter			Full Year
	2022	2021	Change	2022	2021	Change
Reported diluted EPS	$1.50	$0.88	70.5%	$3.19	$1.34	100%+
NPM Adjustment Items	—	—		(0.03)	(0.03)
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	—		—	0.05
Tobacco and health and certain other litigation items	0.01	0.02		0.05	0.07
JUUL changes in fair value	0.06	—		0.81	—
ABI-related special items	—	0.04		1.12	2.66
Cronos-related special items	—	0.15		0.10	0.25
Loss on early extinguishment of debt	—	—		—	0.27
Income tax items	(0.39)	—		(0.40)	—
Adjusted diluted EPS	$1.18	$1.09	8.3%	$4.84	$4.61	5.0%
Note: For details of pre-tax, tax and after-tax amounts, see Schedules 7 and 9.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 6, 7, 8 and 9.
NPM Adjustment Items
•For the full-year 2022, we recorded pre-tax income of $68 million (or $0.03 per share) for NPM Adjustment Items and related interest, including $63 million recorded as a reduction to cost of sales in the smokeable products segment and $5 million recorded as interest income.
•For the full-year 2021, we recorded pre-tax income of $76 million (or $0.03 per share) for NPM Adjustment Items and related interest, including $53 million recorded as a reduction to cost of sales in the smokeable products segment and $23 million recorded as interest income.
Asset Impairment, Exit, Implementation, Acquisition and Disposition-Related Costs
•For the full-year 2021, we recorded pre-tax charges of $120 million (or $0.05 per share), due primarily to charges associated with the sale of our former Ste. Michelle wine business and acquisition-related costs for the settlement of an arbitration related to the 2019 on! transaction.
Tobacco and Health and Certain Other Litigation Items
•In the fourth quarter and for full-year 2022, we recorded pre-tax charges of $30 million (or $0.01 per share) and $131 million (or $0.05 per share), respectively, for tobacco and health and certain other litigation items and related interest costs.
•In the fourth quarter and for full-year 2021, we recorded pre-tax charges of $34 million (or $0.02 per share) and $182 million (or $0.07 per share), respectively, for tobacco and health and certain other litigation items and related interest costs.
JUUL Changes in Fair Value
We recorded non-cash, pre-tax unrealized (income) losses from investments in equity securities as a result of changes in the estimated fair value of our investment in JUUL consisting of the following:

	Fourth Quarter		Full Year
($ in millions, except per share data)	2022	2021	2022	2021

(Income) losses from investments in equity securities	$100	$—	$1,455	$—
Losses per share	$0.06	$—	$0.81	$—
We recorded corresponding adjustments to the JUUL tax valuation allowance in 2022. As of December 31, 2022, the estimated fair value of our investment in JUUL was $250 million.
ABI-Related Special Items
•In the fourth quarter of 2021, equity earnings from ABI included net pre-tax charges of $92 million (or $0.04 per share), substantially all of which related to ABI’s mark-to-market losses on certain ABI financial instruments associated with share commitments.
•For the full-year 2022 and 2021, equity earnings from ABI included net pre-tax losses of $2.5 billion (or $1.12 per share) and $6.2 billion (or $2.66 per share), respectively, substantially all of which related to impairments of our investment in ABI.
The ABI-related special items above include our respective share of the amounts recorded by ABI and additional adjustments related to (i) conversion from international financial reporting standards to GAAP and (ii) adjustments to our investment required under the equity method of accounting.

Cronos-Related Special Items
We recorded net pre-tax expense consisting of the following:

	Fourth Quarter		Full Year
($ in millions, except per share data)	2022	2021	2022	2021

Loss on Cronos-related financial instruments [1]	$1	$20	$15	$148
(Income) losses from investments in equity securities [2]	5	246	171	318
Total Cronos-related special items - (income) expense	$6	$266	$186	$466
Losses per share	$—	$0.15	$0.10	$0.25
1 Amounts are related to the non-cash change in the fair value of the warrant (which we irrevocably abandoned in the fourth quarter of 2022) and certain anti-dilution protections.
2 Amounts include our share of special items recorded by Cronos and additional adjustments, if required under the equity method of accounting, related to our investment in Cronos including the $107 million and $205 million non-cash, pre-tax impairment of our investment in Cronos for the years ended 2022 and 2021, respectively.
We recorded corresponding adjustments to the Cronos tax valuation allowance in 2022 and 2021 relating to the special items.
Loss on Early Extinguishment of Debt
•For the full-year 2021, we recorded pre-tax losses on early extinguishment of debt of $649 million (or $0.27 per share).
Income Tax Items
•In the fourth quarter and for full-year 2022, we recorded tax items of $696 million (or $0.39 per share) and $729 million (or $0.40 per share), respectively, due primarily to the release of valuation allowances on deferred tax assets related to a portion of our investment in JUUL and our Cronos warrant (which we irrevocably abandoned in the fourth quarter of 2022) due to the anticipated ability to utilize these losses.

SMOKEABLE PRODUCTS

Revenues and OCI
Fourth Quarter
•Net revenues decreased 2.4%, primarily driven by lower shipment volume, partially offset by higher pricing and lower promotional investments. Revenues net of excise taxes were essentially unchanged.
•Reported OCI increased 3.3%, primarily driven by higher pricing, lower promotional investments and lower per unit settlement charges, partially offset by lower shipment volume and higher costs (including higher tobacco and health and certain other litigation items).
•Adjusted OCI increased 4.0%, primarily driven by higher pricing, lower promotional investments and lower per unit settlement charges, partially offset by lower shipment volume and higher costs. Adjusted OCI margins increased by 2.2 percentage points to 58.4%.
Full Year
•Net revenues decreased 1.7%, primarily driven by lower shipment volume, partially offset by higher pricing and lower promotional investments. Revenues net of excise taxes increased 0.4%.
•Reported and adjusted OCI increased 2.8% and 2.9%, respectively, primarily driven by higher pricing and lower promotional investments, partially offset by lower shipment volume, higher costs and higher per unit settlement charges. Adjusted OCI margins increased by 1.4 percentage points to 59%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2022	2021	Change	2022	2021	Change
Net revenues	$5,456	$5,591	(2.4)%	$22,476	$22,866	(1.7)%
Excise taxes	(1,000)	(1,134)		(4,289)	(4,754)
Revenues net of excise taxes	$4,456	$4,457	—%	$18,187	$18,112	0.4%

Reported OCI	$2,576	$2,493	3.3%	$10,688	$10,394	2.8%
NPM Adjustment Items	(3)	—		(63)	(53)
Tobacco and health and certain other litigation items	30	11		101	83
Adjusted OCI	$2,603	$2,504	4.0%	$10,726	$10,424	2.9%
Adjusted OCI margins [1]	58.4%	56.2%	2.2 pp	59.0%	57.6%	1.4 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
Fourth Quarter
•Smokeable products segment reported domestic cigarette shipment volume decreased 12.1%, primarily driven by the industry’s decline rate and retail share losses (both of which were impacted by macroeconomic pressures on ATC disposable income) and calendar differences.
•When adjusted for calendar differences, smokeable products segment domestic cigarette shipment volume decreased by an estimated 11%.
•When adjusted for trade inventory movements, calendar differences and other factors, total estimated domestic cigarette industry volume decreased by an estimated 9%.
•Reported cigar shipment volume decreased 3.8%, primarily driven by macroeconomic pressures on ATC disposable income, trade inventory movements and other factors.
Full Year
•Smokeable products segment reported domestic cigarette shipment volume decreased 9.7%, primarily driven by the industry’s decline rate and retail share losses (both of which were impacted by macroeconomic pressures on ATC disposable income) and calendar differences, partially offset by trade inventory movements.
•When adjusted for calendar differences and trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 9.5%.
•When adjusted for trade inventory movements, calendar differences and other factors, total estimated domestic cigarette industry volume decreased by an estimated 8%.
•Reported cigar shipment volume decreased 4.0%, primarily driven by macroeconomic pressures on ATC disposable income, trade inventory movements and other factors.

Table 3 - Smokeable Products: Reported Shipment Volume (sticks in millions)

	Fourth Quarter			Full Year
	2022	2021	Change	2022	2021	Change
Cigarettes:
Marlboro	17,597	19,848	(11.3)%	75,406	82,970	(9.1)%
Other premium	915	1,036	(11.7)%	3,866	4,216	(8.3)%
Discount	1,195	1,539	(22.4)%	5,406	6,607	(18.2)%
Total cigarettes	19,707	22,423	(12.1)%	84,678	93,793	(9.7)%

Cigars:
Black & Mild	424	440	(3.6)%	1,727	1,796	(3.8)%
Other	1	2	(50.0)%	4	7	(42.9)%
Total cigars	425	442	(3.8)%	1,731	1,803	(4.0)%

Total smokeable products	20,132	22,865	(12.0)%	86,409	95,596	(9.6)%
Note: Cigarettes volume includes units sold as well as promotional units but excludes units sold for distribution to Puerto Rico, U.S. Territories to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to our smokeable products segment.

Retail Share and Brand Activity
Fourth Quarter
•Marlboro retail share of the total cigarette category was 42.2%, a decrease of 0.4 share points, primarily due to increased macroeconomic pressures on ATC disposable income and increased competitive activity. However, Marlboro share of the premium segment was 58.4%, an increase of 0.7 share points versus the prior year and was flat sequentially.
•The cigarette industry discount retail share increased 1.7 share points to 27.8%, primarily due to the ATC factors mentioned above.
Full Year
•Marlboro retail share of the total cigarette category was 42.5%, a decrease of 0.4 share points, primarily due to increased macroeconomic pressures on ATC disposable income and increased competitive activity. However, Marlboro share of the premium segment grew to 58.2%, an increase of 0.5 share points.
•The cigarette industry discount retail share increased 1.4 share points to 26.9%, primarily due to the ATC factors mentioned above.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	Fourth Quarter			Full Year
	2022	2021	Percentage point change	2022	2021	Percentage point change
Cigarettes:
Marlboro	42.2%	42.6%	(0.4)	42.5%	42.9%	(0.4)
Other premium	2.3	2.3	—	2.3	2.3	—
Discount	2.9	3.3	(0.4)	3.1	3.5	(0.4)
Total cigarettes	47.4%	48.2%	(0.8)	47.9%	48.7%	(0.8)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in this service.

ORAL TOBACCO PRODUCTS

Revenues and OCI
Fourth Quarter
•Net revenues decreased 4.7%, primarily driven by higher promotional investments in on!, lower shipment volume and a higher percentage of on! shipment volume relative to MST versus the prior year (mix change), partially offset by higher pricing. Revenues net of excise taxes decreased 4.0%.
•Reported and adjusted OCI decreased 5.1%, primarily driven by higher promotional investments in on!, lower shipment volume and mix change, partially offset by higher pricing. Adjusted OCI margins declined by 0.7 percentage points to 61.3%.
Full Year
•Net revenues decreased 1.1%, primarily driven by higher promotional investments in on!, lower shipment volume and mix change, partially offset by higher pricing. Revenues net of excise taxes decreased 0.6%.
•Reported OCI decreased 1.6%, primarily driven by higher promotional investments in on!, lower shipment volume, mix change and higher costs, partially offset by higher pricing and 2021 acquisition-related costs.
•Adjusted OCI decreased 3.8%, primarily driven by higher promotional investments in on!, lower shipment volume, mix change and higher costs, partially offset by higher pricing. Adjusted OCI margins declined by 2.2 percentage points to 66.3%.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2022	2021	Change	2022	2021	Change
Net revenues	$632	$663	(4.7)%	$2,580	$2,608	(1.1)%
Excise taxes	(28)	(34)		(119)	(132)
Revenues net of excise taxes	$604	$629	(4.0)%	$2,461	$2,476	(0.6)%

Reported OCI	$370	$390	(5.1)%	$1,632	$1,659	(1.6)%
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	—		—	37
Adjusted OCI	$370	$390	(5.1)%	$1,632	$1,696	(3.8)%
Adjusted OCI margins [1]	61.3%	62.0%	(0.7) pp	66.3%	68.5%	(2.2) pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
Fourth Quarter
•Oral tobacco products segment reported domestic shipment volume decreased 4.3%, primarily driven by retail share losses, calendar differences and other factors, partially offset by the industry’s growth rate and trade inventory movements. When adjusted for calendar differences and trade inventory movements, oral tobacco products segment shipment volume decreased by an estimated 3.5%.
Full Year
•Oral tobacco products segment reported domestic shipment volume decreased 2.4%, primarily driven by retail share losses, trade inventory movements and calendar differences, partially offset by the industry’s growth rate and other factors. When adjusted for trade inventory movements and calendar differences, oral tobacco products segment shipment volume decreased by an estimated 2%.
•Total oral tobacco industry volume increased by an estimated 1% for the six months ended December 31, 2022, primarily driven by growth in oral nicotine pouches, partially offset by declines in MST volumes (which includes the impact of macroeconomic pressures on ATC disposable income).

Table 6 - Oral Tobacco Products: Reported Shipment Volume (cans and packs in millions)

	Fourth Quarter			Full Year
	2022	2021	Change	2022	2021	Change
Copenhagen	114.1	125.2	(8.9)%	470.6	503.6	(6.6)%
Skoal	43.3	49.2	(12.0)%	179.4	197.4	(9.1)%
on!	22.9	13.8	65.9%	82.5	48.4	70.5%
Other	16.8	17.8	(5.6)%	68.1	70.9	(3.9)%
Total oral tobacco products	197.1	206.0	(4.3)%	800.6	820.3	(2.4)%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is currently not material to our oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Retail Share and Brand Activity
Fourth Quarter
•Oral tobacco products segment retail share was 45.9%, and Copenhagen continued to be the leading oral tobacco brand with a retail share of 26.1%. In the oral tobacco products segment, share declines for MST products were primarily driven by the share growth of oral nicotine pouches.
•Total U.S. oral tobacco category share for on! nicotine pouches grew to 5.9%, an increase of 2.1 percentage points.
•The U.S. nicotine pouch category grew to 24.4% of the U.S. oral tobacco category, an increase of 6.5 share points versus the prior year. In addition, on! share of the nicotine pouch category grew to 24.0%, an increase of 2.5 share points versus the prior year.
Full Year
•Oral tobacco products segment retail share was 46.4%, and Copenhagen continued to be the leading oral tobacco brand with a retail share of 27.0%. In the oral tobacco products segment, share declines for MST products were primarily driven by the share growth of oral nicotine pouches.
•Total U.S. oral tobacco category share for on! nicotine pouches grew to 5.0%, an increase of 2.4 percentage points.
•The U.S. nicotine pouch category grew to 21.9% of the U.S. oral tobacco category, an increase of 6.5 share points versus the prior year. In addition, on! share of the nicotine pouch category grew to 23.0%, an increase of 6.1 share points versus the prior year.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	Fourth Quarter			Full Year
	2022	2021	Percentage point change	2022	2021	Percentage point change
Copenhagen	26.1%	28.6%	(2.5)	27.0%	29.5%	(2.5)
Skoal	10.8	12.0	(1.2)	11.3	12.5	(1.2)
on!	5.9	3.8	2.1	5.0	2.6	2.4
Other	3.1	3.2	(0.1)	3.1	3.1	—
Total oral tobacco products	45.9%	47.6%	(1.7)	46.4%	47.7%	(1.3)
Note: The oral tobacco products retail share results exclude international volume. Retail share results for oral tobacco products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Oral tobacco products is defined by IRI as moist smokeless, snus and oral nicotine pouches. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

Altria’s Profile
We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision by 2030 is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.
Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, and Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches.
Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products and, through a separate agreement, we have the exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks® through April 2024.
Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company, and JUUL Labs, Inc. (JUUL), a U.S. based e-vapor company.
The brand portfolios of our tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Trademarks and service marks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.
Learn more about Altria at www.altria.com and follow us on Twitter, Facebook and LinkedIn.

Basis of Presentation
We report our financial results in accordance with GAAP. Our management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, our segments. Our management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2023 Full-Year Guidance.” Our management does not view any of these special items to be part of our underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Our management also reviews income tax rates on an adjusted basis. Our adjusted effective tax rate may exclude certain income tax items from our reported effective tax rate. Our management believes that adjusted financial measures provide useful additional insight into underlying business trends and results, and provide a more meaningful comparison of year-over-year results. Our management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not required by, or calculated in accordance with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. We provide reconciliations of historical adjusted financial measures to corresponding GAAP measures in this release.
We use the equity method of accounting for our investment in ABI and Cronos and report our share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time for us to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect our cash flows. We account for our investment in the equity securities of JUUL at fair value.
Our reportable segments are (i) smokeable products, including combustible cigarettes and cigars manufactured and sold by PM USA and Middleton, respectively, and (ii) oral tobacco products, including MST and snus products manufactured and sold by USSTC, and oral nicotine pouches sold by Helix. Prior to the sale of Ste.

Michelle Wine Estates Ltd. (Ste. Michelle) on October 1, 2021, wine produced and/or sold by Ste. Michelle was a reportable segment. We have included results for PMCC, the IQOS Tobacco Heating System® and Helix rest-of-world in “All Other.” Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that are subject to a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results to differ materially from those contained in the forward-looking statements included in this release are described in our publicly filed reports, including our Annual Report on Form 10-K for the year ended December 31, 2021 and our 2022 Quarterly Reports on Form 10-Q. These factors include the following:
▪unfavorable litigation outcomes, including risks associated with adverse jury and judicial determinations, courts and arbitrators reaching conclusions at variance with our or any of our investees’ understanding of applicable law, bonding requirements in the jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes;
▪government (including the U.S. Food and Drug Administration (FDA)) and private sector actions that impact adult tobacco consumer acceptability of, or access to, tobacco products;
▪tobacco product taxation, including lower tobacco product consumption levels and potential shifts in adult tobacco consumer purchases as a result of federal, state and local excise tax increases, and excise taxes on e-vapor and oral nicotine products and the impact on adult tobacco consumers’ transition to lower priced tobacco products;
▪unfavorable outcomes of any government investigations of us or our investees;
▪a successful challenge to our tax positions, an increase to the corporate income tax rate or other changes to federal or state tax laws;
▪the risks related to our and our investees’ international business operations, including failure to prevent violations of various United States and foreign laws and regulations such as foreign privacy laws and laws prohibiting bribery and corruption;
▪the risks associated with health epidemics and pandemics, including the COVID-19 pandemic and similar outbreaks, such as their impact on our and our investees’ ability to continue manufacturing and distributing products (directly or indirectly due to their impact on suppliers, distributors and distribution chain service providers) and their impact on macroeconomic conditions and, in turn, adult tobacco consumer purchasing behavior;
▪the failure of our and our investees’ efforts to compete effectively in their respective markets;
▪the growth of the e-vapor category and other innovative tobacco products, including oral nicotine pouches, contributing to reductions in cigarette and MST consumption levels and sales volume;
▪our ability to promote brand equity successfully; anticipate and respond to evolving adult tobacco consumer preferences; develop, manufacture, market and distribute products that appeal to adult tobacco consumers; promote productivity; and protect or enhance margins through cost savings and price increases;
▪our failure to develop and commercialize innovative products, including innovative tobacco products that may reduce the health risks associated with cigarettes and other traditional tobacco products, that appeal to adult tobacco consumers;
▪changes, including in macroeconomic and geopolitical conditions (including inflation), that result in shifts in adult tobacco consumer disposable income and purchasing behavior, including choosing lower-priced and discount brands;
▪significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of changes in macroeconomic, climate and geopolitical conditions, including the Russian invasion of Ukraine;

▪the risks, including FDA regulatory risks, related to our and our investees’ reliance on a few significant facilities and a small number of key suppliers, distributors and distribution chain service providers, and the risk of an extended disruption at a facility of, or of service by, a supplier, distributor or distribution chain service provider of our tobacco subsidiaries or our investees;
▪required or voluntary product recalls or prohibition on the marketing or sale of our or any of our investees’ products as a result of various circumstances such as FDA or other regulatory action or product contamination;
▪the failure of our information systems or the information systems of key suppliers or service providers to function as intended, or cyber attacks or security breaches;
▪our inability to attract and retain the best talent due to the impact of decreasing social acceptance of tobacco usage, tobacco control actions and other factors, including current labor market dynamics;
▪impairment losses as a result of the write down of intangible assets, including goodwill;
▪the adverse effect of acquisitions, investments, dispositions or other events on our credit rating;
▪our inability to acquire attractive businesses or make attractive investments on favorable terms, or at all, or to realize the anticipated benefits from an acquisition or investment and our inability to dispose of businesses or investments on favorable terms or at all;
▪the risks related to disruption and uncertainty in the credit and capital markets, including risk of losing access to these markets, which may adversely affect our earnings or dividend rate or both;
▪our inability to attract and retain investors due to the impact of decreasing social acceptance of tobacco usage or unfavorable ESG ratings;
▪the risk that any challenge to our investment in JUUL, if successful, could result in a broad range of resolutions, including divestiture of the investment or rescission of the transaction;
▪the risks generally related to our investments in JUUL and Cronos, including our inability to realize the expected benefits of our investments in the expected time frames, or at all, due to the risks encountered by our investees in their businesses, such as operational, competitive, compliance, litigation and reputational risks, and legislative and regulatory risks at the international, federal, state and local levels; and changes in the fair value of our investment in JUUL and impairment of our investment in Cronos;
▪the risks related to our inability to acquire a controlling interest in JUUL as a result of standstill restrictions or to control the material decisions of JUUL and restrictions on our ability to sell or otherwise transfer our shares of JUUL until December 20, 2024;
▪the risks associated with our investment in ABI, including effects of the COVID-19 pandemic, foreign currency exchange rates and macroeconomic and geopolitical conditions, including the Russian invasion of Ukraine, on ABI’s business and the impact on our earnings from, and carrying value of, our investment in ABI;
▪the risks related to our ownership percentage in ABI decreasing below certain levels, including additional tax liabilities, a reduction in the number of directors that we have the right to have appointed to the ABI board of directors and our potential inability to use the equity method of accounting for our investment in ABI;
▪the risk of a successful challenge to the tax treatment of our equity investment in ABI; and
▪the risks, including criminal, civil or tax liability, related to our or Cronos’s failure to comply with applicable laws, including cannabis laws.
You should understand that it is not possible to predict or identify all factors and risks. Consequently, you should not consider the foregoing list complete. We do not undertake to update any forward-looking statement that we may make from time to time except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.	Altria Client Services	Altria Client Services
Mac Livingston, Vice President of Investor Relations	Investor Relations	Media Relations
Richard.M.Livingston@altria.com	804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2022	2021	% Change

Net revenues	$6,111	$6,255	(2.3)%
Cost of sales [1]	1,573	1,771
Excise taxes on products [1]	1,028	1,169
Gross profit	3,510	3,315	5.9%
Marketing, administration and research costs	573	473
Operating companies income	2,937	2,842	3.3%
Amortization of intangibles	19	19
General corporate expenses	100	90
Operating income	2,818	2,733	3.1%
Interest and other debt expense, net	226	293
Net periodic benefit income, excluding service cost	(47)	(50)
(Income) losses from investments in equity securities [1]	(66)	190
Loss on Cronos-related financial instruments	1	20
Earnings before income taxes	2,704	2,280	18.6%
Provision for income taxes	14	656
Net earnings attributable to Altria	$2,690	$1,624	65.6%

Per share data:
Diluted earnings per share attributable to Altria	$1.50	$0.88	70.5%

Weighted-average diluted shares outstanding	1,790	1,832	(2.3)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 5.

				Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	All Other	Total
2022	$5,456	$632	$23	$6,111
2021	5,591	663	1	6,255
% Change	(2.4)%	(4.7)%	100%+	(2.3)%

Reconciliation:
For the quarter ended December 31, 2021	$5,591	$663	$1	$6,255
Operations	(135)	(31)	22	(144)
For the quarter ended December 31, 2022	$5,456	$632	$23	$6,111

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	All Other	Total
2022	$2,576	$370	$(9)	$2,937
2021	2,493	390	(41)	2,842
% Change	3.3%	(5.1)%	78.0%	3.3%

Reconciliation:
For the quarter ended December 31, 2021	$2,493	$390	$(41)	$2,842

Tobacco and health and certain other litigation items - 2021	11	—	—	11
	11	—	—	11

NPM Adjustment Items - 2022	3	—	—	3
Tobacco and health and certain other litigation items - 2022	(30)	—	—	(30)
	(27)	—	—	(27)
Operations	99	(20)	32	111
For the quarter ended December 31, 2022	$2,576	$370	$(9)	$2,937

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2022	2021	% Change

Net revenues	$25,096	$26,013	(3.5)%
Cost of sales [1]	6,442	7,119
Excise taxes on products [1]	4,408	4,902
Gross profit	14,246	13,992	1.8%
Marketing, administration and research costs	1,962	2,015
Operating companies income	12,284	11,977	2.6%
Amortization of intangibles	73	72
General corporate expenses	292	345
Operating income	11,919	11,560	3.1%
Interest and other debt expense, net	1,058	1,162
Loss on early extinguishment of debt	—	649
Net periodic benefit income, excluding service cost	(184)	(202)
(Income) losses from investments in equity securities [1]	3,641	5,979
Loss on Cronos-related financial instruments	15	148
Earnings before income taxes	7,389	3,824	93.2%
Provision for income taxes	1,625	1,349
Net earnings attributable to Altria	$5,764	$2,475	100%+

Per share data[2]:
Diluted earnings per share attributable to Altria	$3.19	$1.34	100%+

Weighted-average diluted shares outstanding	1,804	1,845	(2.2)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 5.

[2] Diluted earnings per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Years Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2022	$22,476	$2,580	$—	$40	$25,096
2021	22,866	2,608	494	45	26,013
% Change	(1.7)%	(1.1)%	(100.0)%	(11.1)%	(3.5)%

Reconciliation:
For the year ended December 31, 2021	$22,866	$2,608	$494	$45	$26,013
Operations	(390)	(28)	(494)	(5)	(917)
For the year ended December 31, 2022	$22,476	$2,580	$—	$40	$25,096

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2022	$10,688	$1,632	$—	$(36)	$12,284
2021	10,394	1,659	21	(97)	11,977
% Change	2.8%	(1.6)%	(100.0)%	62.9%	2.6%

Reconciliation:
For the year ended December 31, 2021	$10,394	$1,659	$21	$(97)	$11,977

NPM Adjustment Items - 2021	(53)	—	—	—	(53)
Asset impairment, exit, implementation, acquisition and disposition-related costs - 2021	—	37	52	—	89
Tobacco and health and certain other litigation items - 2021	83	—	—	—	83
	30	37	52	—	119

NPM Adjustment Items - 2022	63	—	—	—	63
Tobacco and health and certain other litigation items - 2022	(101)	—	—	—	(101)
	(38)	—	—	—	(38)
Operations	302	(64)	(73)	61	226
For the year ended December 31, 2022	$10,688	$1,632	$—	$(36)	$12,284

Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,000	$1,134	$4,289	$4,754
Oral tobacco products	28	34	119	132
Wine	—	—	—	14
All other	—	1	—	2
	$1,028	$1,169	$4,408	$4,902

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$922	$1,086	$3,908	$4,269
Oral tobacco products	3	2	10	9
All other	—	1	—	2
	$925	$1,089	$3,918	$4,280

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$66	$67	$270	$273
Oral tobacco products	1	2	5	5
	$67	$69	$275	$278

The detail of (income) losses from investments in equity securities is as follows:

ABI	$(182)	$(80)	$1,973	$5,564
Cronos	16	270	213	415
JUUL	100	—	1,455	—
	$(66)	$190	$3,641	$5,979

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2022 Net Earnings	$2,690	$1.50
2021 Net Earnings	$1,624	$0.88
% Change	65.6%	70.5%

Reconciliation:
2021 Net Earnings	$1,624	$0.88

2021 Asset impairment, exit, implementation, acquisition and disposition-related costs	4	—
2021 Tobacco and health and certain other litigation items	25	0.02
2021 ABI-related special items	73	0.04
2021 Cronos-related special items	265	0.15
2021 Income tax items	2	—
Subtotal 2021 special items	369	0.21

2022 NPM Adjustment Items	6	—
2022 Asset impairment, exit, implementation, acquisition and disposition-related costs	(1)	—
2022 Tobacco and health and certain other litigation items	(22)	(0.01)
2022 JUUL changes in fair value	(100)	(0.06)
2022 ABI-related special items	12	—
2022 Cronos-related special items	(14)	—
2022 Income tax items	696	0.39
Subtotal 2022 special items	577	0.32

Fewer shares outstanding	—	0.03
Change in tax rate	14	—
Operations	106	0.06
2022 Net Earnings	$2,690	$1.50

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
2022 Reported	$2,704	$14	$2,690	$2,690	$1.50
NPM Adjustment Items	(8)	(2)	(6)	(6)	—
Asset impairment, exit, implementation, acquisition and disposition-related costs	1	—	1	1	—
Tobacco and health and certain other litigation items	30	8	22	22	0.01
JUUL changes in fair value	100	—	100	100	0.06
ABI-related special items	(16)	(4)	(12)	(12)	—
Cronos-related special items	6	(8)	14	14	—
Income tax items	—	696	(696)	(696)	(0.39)
2022 Adjusted for Special Items	$2,817	$704	$2,113	$2,113	$1.18

2021 Reported	$2,280	$656	$1,624	$1,624	$0.88
Asset impairment, exit, implementation, acquisition and disposition-related costs	3	(1)	4	4	—
Tobacco and health and certain other litigation items	34	9	25	25	0.02
ABI-related special items	92	19	73	73	0.04
Cronos-related special items	266	1	265	265	0.15
Income tax items	—	(2)	2	2	—
2021 Adjusted for Special Items	$2,675	$682	$1,993	$1,993	$1.09

2022 Reported Net Earnings				$2,690	$1.50
2021 Reported Net Earnings				$1,624	$0.88
% Change				65.6%	70.5%

2022 Net Earnings Adjusted for Special Items				$2,113	$1.18
2021 Net Earnings Adjusted for Special Items				$1,993	$1.09
% Change				6.0%	8.3%

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS[1]
2022 Net Earnings	$5,764	$3.19
2021 Net Earnings	$2,475	$1.34
% Change	100%+	100%+

Reconciliation:
2021 Net Earnings	$2,475	$1.34

2021 NPM Adjustment Items	(57)	(0.03)
2021 Asset impairment, exit, implementation, acquisition and disposition-related costs	99	0.05
2021 Tobacco and health and certain other litigation items	138	0.07
2021 ABI-related special items	4,901	2.66
2021 Cronos-related special items	470	0.25
2021 Loss on early extinguishment of debt	496	0.27
2021 Income tax items	(3)	—
Subtotal 2021 special items	6,044	3.27

2022 NPM Adjustment Items	51	0.03
2022 Asset impairment, exit, implementation, acquisition and disposition-related costs	(9)	—
2022 Tobacco and health and certain other litigation items	(98)	(0.05)
2022 JUUL changes in fair value	(1,455)	(0.81)
2022 ABI-related special items	(2,010)	(1.12)
2022 Cronos-related special items	(186)	(0.10)
2022 Income tax items	729	0.40
Subtotal 2022 special items	(2,978)	(1.65)

Fewer shares outstanding	—	0.11
Change in tax rate	14	—
Operations	209	0.12
2022 Net Earnings	$5,764	$3.19

[1] Diluted earnings per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

es) per share attributable to Altria are computed independently for each period. Accordingly, t

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS[1]
2022 Reported	$7,389	$1,625	$5,764	$5,764	$3.19
NPM Adjustment Items	(68)	(17)	(51)	(51)	(0.03)
Asset impairment, exit, implementation, acquisition and disposition-related costs	11	2	9	9	—
Tobacco and health and certain other litigation items	131	33	98	98	0.05
JUUL changes in fair value	1,455	—	1,455	1,455	0.81
ABI-related special items	2,544	534	2,010	2,010	1.12
Cronos-related special items	186	—	186	186	0.10
Income tax items	—	729	(729)	(729)	(0.40)
2022 Adjusted for Special Items	$11,648	$2,906	$8,742	$8,742	$4.84

2021 Reported	$3,824	$1,349	$2,475	$2,475	$1.34
NPM Adjustment Items	(76)	(19)	(57)	(57)	(0.03)
Asset impairment, exit, implementation, acquisition and disposition-related costs	120	21	99	99	0.05
Tobacco and health and certain other litigation items	182	44	138	138	0.07
ABI-related special items	6,203	1,302	4,901	4,901	2.66
Cronos-related special items	466	(4)	470	470	0.25
Loss on early extinguishment of debt	649	153	496	496	0.27
Income tax items	—	3	(3)	(3)	—
2021 Adjusted for Special Items	$11,368	$2,849	$8,519	$8,519	$4.61

2022 Reported Net Earnings				$5,764	$3.19
2021 Reported Net Earnings				$2,475	$1.34
% Change				100%+	100%+

2022 Net Earnings Adjusted for Special Items				$8,742	$4.84
2021 Net Earnings Adjusted for Special Items				$8,519	$4.61
% Change				2.6%	5.0%

[1] Diluted earnings per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts

		Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	December 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$4,030	$4,544
Receivable from the sale of IQOS System commercialization rights	1,721	—
Inventories	1,180	1,194
Other current assets	289	345
Property, plant and equipment, net	1,608	1,553
Goodwill and other intangible assets, net	17,561	17,483
Investments in equity securities	9,600	13,481
Other long-term assets	965	923
Total assets	$36,954	$39,523

Liabilities and Stockholders’ Equity (Deficit)
Current portion of long-term debt	$1,556	$1,105
Accrued settlement charges	2,925	3,349
Other current liabilities	4,135	4,125
Long-term debt	25,124	26,939
Deferred income taxes	2,897	3,692
Accrued pension costs	133	200
Accrued postretirement health care costs	1,083	1,436
Deferred gain from the sale of IQOS System commercialization rights	2,700	—
Other long-term liabilities	324	283
Total liabilities	40,877	41,129
Total stockholders’ equity (deficit)	(3,973)	(1,606)
Noncontrolling interest	50	—
Total liabilities and stockholders’ equity (deficit)	$36,954	$39,523

Total debt	$26,680	$28,044

						Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	General corporate expenses	Interest and other debt (income) expense, net	(Income) losses from investments in equity securities	Loss on Cronos-related financial instruments
2022 Special Items - (Income) Expense
NPM Adjustment Items	$(3)	$—	$—	$(5)	$—	$—
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	—	22	(21)	—	—
Tobacco and health and certain other litigation items	—	30	—	—	—	—
JUUL changes in fair value	—	—	—	—	100	—
ABI-related special items	—	—	—	—	(16)	—
Cronos-related special items	—	—	—	—	5	1

2021 Special Items - (Income) Expense
Asset impairment, exit, implementation, acquisition and disposition-related costs	$—	$—	$3	$—	$—	$—
Tobacco and health and certain other litigation items	—	11	20	3	—	—
ABI-related special items	—	—	—	—	92	—
Cronos-related special items	—	—	—	—	246	20

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.

						Schedule 12
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Years Ended December 31,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	General corporate expenses	Interest and other debt (income) expense, net	Loss on early extinguishment of debt	(Income) losses from investments in equity securities	Loss on Cronos-related financial instruments
2022 Special Items - (Income) Expense
NPM Adjustment Items	$(63)	$—	$—	$(5)	$—	$—	$—
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	—	32	(21)	—	—	—
Tobacco and health and certain other litigation items	—	101	27	3	—	—	—
JUUL changes in fair value	—	—	—	—	—	1,455	—
ABI-related special items	—	—	—	—	—	2,544	—
Cronos-related special items	—	—	—	—	—	171	15

2021 Special Items - (Income) Expense
NPM Adjustment Items	$(53)	$—	$—	$(23)	$—	$—	$—
Asset impairment, exit, implementation, acquisition and disposition-related costs	1	88	31	—	—	—	—
Tobacco and health and certain other litigation items	—	83	90	9	—	—	—
ABI-related special items	—	—	—	—	—	6,203	—
Cronos-related special items	—	—	—	—	—	318	148
Loss on early extinguishment of debt	—	—	—	—	649	—	—

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in our consolidated statements of earnings (losses). This schedule is not intended to provide, or reconcile, non-GAAP financial measures.